EXHIBIT-99
                           Technitrol Press Release
                                August 30, 1996

          Technitrol, Inc. (AMEX:TNL) announced today that its Board of Directors adopted a Shareholder Rights Plan. Under the Plan, Rights to purchase shares of Technitrol's Common Stock will be distributed as a dividend to stockholders of record at the close of business on September 9, 1996.

          James M. Papada, III, Chairman of Technitrol, said "the Plan is intended to protect and potentially enhance stockholder value, as well as assist the Board of Directors in realizing Technitrol's strategic objectives. The Board knows of no pending or contemplated transaction which would require use of the Rights and the Rights are not being distributed in response to any effort to acquire control of Technitrol."

          Each Right under the Plan will entitle Technitrol's stockholders to purchase one-half share of a Common Stock. No less than two Rights (and only whole multiples of two Rights) may be exercised at any time by the holder of such Rights at an exercise price of $125.

          Initially, the Rights will trade with Technitrol's Common Stock as a unit. The Rights will detach from the Common Stock only if a person or group acquires 15 percent or more of Technitrol's Common Stock, or a person or group announces a tender or exchange offer that, if consummated, would result in such person or group owning 15 percent or more of Technitrol's Common Stock.

          In the event that a person or group acquires 15 percent or more of Technitrol's Common Stock, the Rights will become exercisable and each holder of two Rights (other than the Rights of such acquiring person or group) will thereafter have the right to receive, upon exercise, that number of shares of Technitrol's Common Stock having a then market value of two times the exercise price of the Rights.

          If, after the Rights become exercisable, Technitrol is acquired in a merger or other business combination transaction, or sells 50% or more of its consolidated assets or earning power, each holder of two Rights (other than the Rights of such acquiring person or group) will thereafter have the right to receive, upon exercise, that number of shares of common stock of the acquiring entity having a then market value of two times the exercise price of the Rights.

          At any time before a person or group acquires 15 percent or more of Technitrol's Common Stock, Technitrol will be entitled to redeem the Rights at $.005 per Right. At any time after a person or group acquires 15 percent or more of Technitrol's Common Stock, Technitrol will be entitled to exchange the Rights (other than the Rights of such acquiring person or group) at an exchange ratio of two shares of Technitrol's Common Stock per Right. The Rights will expire on September 9, 2006.

                         _____________________________

          Technitrol manufacturers and supplies electronic components, electrical contacts and assemblies, thermostatic and clad-metal products, mechanical scales and forced measurement products, material testing systems and cash counters and dispensers.

          For further information, call Bart Harrison, Investor Relations, Technitrol, Inc. (215) 355-2900.